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                                                                    EXHIBIT 99.1

                        PAUL GIGG TO BECOME CEO OF XDRIVE

     Business Editors

     SAN FRANCISCO--(BUSINESS WIRE)--Sept. 22, 2000--Critical Path, Inc. (Nasdaq:CPTH), the leading global provider of Internet messaging infrastructure, today announced that Paul Gigg is leaving to become the president & CEO of Xdrive, a privately held company based in Santa Monica.

     "It was very exciting to be a part of Critical Path's phenomenal growth this year," said Paul Gigg. "The adoption of Critical Path's infrastructure and complete end-to-end messaging solutions such as advanced email, directory technology, wireless messaging and secure file services in the enterprise, telecommunications, Internet-centric, and wireless markets ensures continued and aggressive growth for Critical Path in capturing market leadership."

     "During his tenure at Critical Path, Paul demonstrated leadership and passion supporting Critical Path's aggressive strategy and providing customers with the most reliable, scalable and advanced Internet messaging and directory solutions available," said Doug Hickey, CEO of Critical Path.

     "We would like to thank Paul for the role he played in growing Critical Path's worldwide customer base and wish him continued success in his future endeavors."

     About Critical Path, Inc.

     Critical Path, Inc. (Nasdaq:CPTH) ignites the power of information for eBusiness by providing the Internet messaging infrastructure upon which the new economy is built. The company is a single resource that powers the flow of mission-critical information through an integrated portfolio of secure messaging, directory, data integration and collaboration solutions. Critical Path's technology touches all aspects of the eBusiness value chain by providing the messaging infrastructure that fuels customers new and existing eBusiness initiatives. Critical Path is

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headquartered in San Francisco, with offices worldwide. More information on
Critical Path can be found at www.cp.net.

     The statements in this press release relating to matters that are not historical are forward-looking statements. Actual results could differ materially from these forward-looking statements. Risks and uncertainties facing Critical Path are described in its prospectus dated June 1, 1999 and with its periodic filings with the Securities and Exchange Commission (www.sec.gov).

     Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.


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